Exhibit 99.1

Media contact:

Erin La Row

communications representative

Phone: 316.299.7429

erin.m.la.row@westarenergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES 2008 RESULTS

TOPEKA, Kan., Feb. 27, 2009 — Westar Energy, Inc. (NYSE:WR) today announced 2008 earnings of $177.2 million, or $1.70 per share, compared with 2007 earnings of $167.4 million, or $1.85 per share. Earnings for 2008 included a $39.4 million, or $0.38 per share, benefit from the completion of a federal income tax audit covering 1995 through 2002. Setting aside the benefit of the completed tax audit, 2008 earnings were $137.8 million, or $1.33 per share. The company reported fourth quarter 2008 earnings of $22.6 million, or $0.21 per share, compared with fourth quarter 2007 earnings of $13.5 million, or $0.15 per share.

The per share results for both the full year and quarter reflect an increase in the number of shares outstanding, of approximately 15 percent and 17 percent, respectively, as a result of the company having issued additional shares to fund capital investments.

2008 Full Year Results Compared with 2007 Full Year Results

Westar Energy reported 2008 revenues of $1.84 billion compared with 2007 revenues of $1.73 billion. Retail sales increased by $102 million, or 9 percent, due primarily to recovery in prices of higher fuel and purchased power costs, offset in part by a 2 percent decrease in sales volumes attributable primarily to cooler weather and refunds to retail customers. Wholesale sales increased $33 million, or 9 percent, due primarily to higher average prices, which offset a 6

Westar Energy announces 2008 results, page 2 of 5

percent decline in wholesale sales volumes. Energy marketing decreased $23 million, or 61 percent, due to several factors, including: the effects of extended plant outages; more transactions being completed through regional transmission organization real-time markets rather than negotiated transactions between individual parties; and the impact of customer refunds and reserves related to prior period transactions.

Operating expenses increased $165 million, due primarily to increased fuel and purchased power expense and higher depreciation expense. Fuel and purchased power expense increased $150 million due principally to the higher unit cost of fuel and purchased power. Higher fuel and purchased power expenses are largely recovered through timely adjustments to the company’s prices. Depreciation expense increased $11 million due primarily to higher plant balances.

Other income for 2008 was $4 million compared with other expense of $1 million in 2007, an increase of $5 million, due primarily to higher equity AFUDC and higher income from corporate-owned life insurance.

Income tax expense decreased $60 million, due primarily to a $29 million reversal of unrecognized income tax benefits due to the completion of the federal income tax audit for 1995 through 2002, lower taxable income and the recognition of $15 million in state tax incentives related to investments and jobs creation within Kansas.

2008 Fourth Quarter Results Compared with 2007 Fourth Quarter Results

Westar Energy reported revenues of $406 million for the fourth quarter 2008, an increase of $13 million compared with revenues of $393 million in 2007. Retail revenues increased by $16 million, or 6 percent, due primarily to recovery in prices of higher fuel and purchased power costs. Wholesale sales increased $6 million, or 6 percent, due primarily to higher average prices.

Westar Energy announces 2008 results, page 3 of 5

Energy marketing decreased $6 million due principally to less favorable market conditions and recording a reserve for a $3 million claim by an independent system operator related to prior period transactions.

Operating expenses increased $8 million, reflecting primarily higher fuel and purchased power expense and higher depreciation expense. Fuel and purchased power expense increased $9 million due primarily to the higher unit cost of fuel and recovery this year of previously deferred fuel and purchased power expense.

Other expense for 2008 was $5 million compared with other income of $1 million in 2007, a decrease of $6 million due primarily to the recording of losses on investments held in a trust for retirement benefits. The loss on investments was partially offset by an increase in equity AFUDC.

Interest expense increased $14 million due primarily to the interest on additional debt issued to fund the company’s capital investments and the reversal in 2007 of $9 million in interest expense associated with unrecognized tax benefits.

Income taxes decreased $24 million due primarily to the recognition of $15 million in state tax incentives related to investments and jobs creation within Kansas and lower taxable income.

2009 Earnings Guidance

The company announced earnings guidance for 2009 of $1.65 to $1.90 per share. The 2009 earnings guidance excludes an estimated $0.30 per share benefit related to a tax settlement that will permit the company to utilize operating losses from its former non-regulated businesses. The company posted to its Web site a summary of the principal earnings drivers and adjustments used in arriving at 2009 earnings guidance. The summary is located under Investor Presentations within the Investors section of the company Web site at www.WestarEnergy.com.

Westar Energy announces 2008 results, page 4 of 5

Conference Call and Additional Company Information

Westar Energy management will host a conference call with the investment community Friday, Feb. 27 at 10 a.m. ET (9 a. m. CT). Investors, media and the public may listen to the conference call by dialing 888-713-4215, participant code 55295568. A Web cast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Erin La Row with any follow-up questions.

This earnings announcement, a package of detailed year-end 2008 financial information, 2009 earnings guidance, the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 filed today with the Securities and Exchange Commission and other filings the company has made with the Securities and Exchange Commission are available on the company’s Web site at www.WestarEnergy.com. Printed copies of the Annual Report are available free of charge upon request.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 679,000 customers in the state. Westar Energy has about 6,500 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the year ended Dec. 31, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Westar Energy announces 2008 results, page 5 of 5

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Sales	$406,097	$392,854	$13,243	$1,838,996	$1,726,834	$112,162

Fuel and purchased power	136,405	126,979	9,426	694,348	544,421	149,927
Operating and maintenance	117,182	122,726	(5,544)	471,838	473,525	(1,687)
Depreciation and amortization	53,272	51,232	2,040	203,738	192,910	10,828
Selling, general and administrative	47,712	45,800	1,912	184,427	178,587	5,840

Total Operating Expenses	354,571	346,737	7,834	1,554,351	1,389,443	164,908

Income from Operations	51,526	46,117	5,409	284,645	337,391	(52,746)

Other (expense) income	(4,994)	1,378	(6,372)	3,881	(1,315)	5,196
Interest expense	33,530	19,155	14,375	106,450	103,883	2,567
Income tax (benefit) expense	(9,872)	14,575	(24,447)	3,936	63,839	(59,903)

Net Income	22,874	13,765	9,109	178,140	168,354	9,786

Preferred dividends	242	242	—	970	970	—

Earnings Available for Common Stock	$22,632	$13,523	$9,109	$177,170	$167,384	$9,786

Basic Earnings Per Share	$0.21	$0.15	$0.06	$1.70	$1.85	$(0.15)

Average equivalent common shares outstanding	108,863	92,963		103,958	90,676